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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 12, 2000


                       PEGASUS COMMUNICATIONS CORPORATION
   ---------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



           Delaware               0-21389                   51-0374669
        --------------         ------------            -------------------
       (State or Other         (Commission              (I.R.S. Employer
       Jurisdiction of         File Number)            Identification No.)
       Incorporation)


      c/o Pegasus Communications Management Company, 225 City Line Avenue,
                   Suite 200, Bala Cynwyd, Pennsylvania 19004
 -------------------------------------------------------------------------------
             (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 888-438-7488
                                                            ------------


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Item 5.  Other Events.

         On January 12, 2000, Pegasus Communications Corporation issued a press release announcing a private offering of Series C convertible preferred stock. The content of the news release was as follows:

Pegasus Communications Corporation to Offer $175 Million in Convertible Preferred Stock

         BALA CYNWYD, Pa., Jan. 12 -- Pegasus Communications Corporation (Nasdaq: PGTV) announced today it has commenced a private offering to qualified institutional buyers of $175 million in liquidation preference of its Series C convertible preferred stock. The Series C convertible preferred stock will be convertible at any time into shares of the Company's Class A common stock. Dividends on the Series C convertible preferred stock will be payable in cash or, at Pegasus' option, in Class A common stock.

         This offering will be made only by means of an offering memorandum. Pegasus intends to use the proceeds of the offering for working capital and general corporate purposes. The Series C convertible preferred stock and the Class A common stock into which the Series C convertible preferred stock is convertible has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Pegasus Communications Corporation is one of the fastest growing media companies in the United States. Pegasus is the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states. Pegasus is also a broadcaster operating and/or programming ten TV stations serving 2 million TV households in smaller markets in 10 states affiliated with FOX, UPN and the WB.

         This press release contains information about pending transactions and there can be no assurance that these transactions will be completed.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     PEGASUS COMMUNICATIONS CORPORATION


                                     By: /s/ Scott A. Blank
                                        ----------------------------------------
                                             Scott A. Blank
                                             Vice President

January 12, 2000